Exhibit 10.6

PURCHASE AND SALE AGREEMENT
SUNNY FROG OIL LLC
(“Seller”)
and
ROYALE ENERGY, INC.
(“Buyer”)
Sansinena Field and East LA Field Areas

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into effective as of November 27, 2017 (the “Effective Date”), by and between SUNNY FROG OIL LLC, a Delaware limited liability company (“Seller”) and ROYALE ENERGY, INC., a California corporation (“Buyer”).
WHEREAS, Seller owns a Fifty Percent (50%) to 8/8ths Working Interest in, to, and under the Properties.
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100% of all of Seller’s right, title, and interests in the Properties and each of them on and subject to the terms and conditions set forth herein.
NOW, THEREFORE, based on and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
In addition to those terms defined elsewhere in this Agreement,
“Affiliate” means any Person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a Person which directly or indirectly controls such Party, for which purpose “control” means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.
“Allocated Value” means, with respect to any Property, the value allocated to Seller’s interest in such Property as set forth on Exhibit B, or in the case of a Property to which a value has not been assigned on such Exhibit, “Allocated Value” means the value thereof (for purposes of this Agreement) mutually agreed by the Parties, acting reasonably.
“Buyer Group” means Buyer, its Affiliates and its and their respective employees, officers, directors, managers, partners, owners, agents, consultants, and representatives.
“Claim” means, without limitation and of every kind and character, any and all claims, demands, suits, litigation, actions and causes of action, arbitration, inquiry, audit, notice of violation, citations, summons, subpoena, proceeding, losses, damages, liabilities, fines, penalties, sanctions, costs, and expenses (including reasonable attorneys’ fees and costs of litigation, arbitration, and settlements), whether civil, criminal, administrative, regulatory, or otherwise, and whether at law or in equity, including those (i) brought by third parties, and (ii) that could reasonably be expected to result in impairment or loss of Seller’s title to all or any portion of the Properties or the value thereof, or that might hinder or impede the ownership or operation of the Properties or any of them.

“Code” means Internal Revenue Code of 1986, as amended.
“Debt Instrument” means, without limitation, any indenture, mortgage, loan agreement, credit agreement, promissory note, sale-leaseback agreement, or any similar financial contract or other contract evidencing financial obligations, indebtedness, or liabilities requiring the payment or repayment of money, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, due or to become due, joint, several, or joint and several.
“Dollars” or “$” means dollars in the lawful currency of the United States. Unless otherwise explicitly stated, all payments under this Agreement shall be made in Dollars.
“Effective Time” means 7:00 a.m. Los Angeles, CA time on the first day of December 2017; provided, however, if the Closing Date is extended as provided for in Section 13.1.5 of this Agreement, the Effective Time shall be 7:00 a.m. Los Angeles, CA time on the first day of the month in which the Closing occurs.
“Encumbrances” means, as to the Purchased Interests or any of them, any, without limitation, lien, claim, encumbrance, security interest, mortgage, deed of trust, guaranty, charge, defect, obligation (including contract obligations), or debt, including debts evidenced by a Debt Instrument.
“Environmental Condition Defect” means an individual existing condition of a Property or of the soil, sub-surface, surface waters, groundwaters, atmosphere, natural resources or other environmental medium, wherever located, associated with the ownership or operation of the Property (including the presence or release of waste, hazardous substances or Hydrocarbons), that (in each case) (a) is not in compliance with Environmental Laws or (b) requires, if known by Seller, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction in accordance with Environmental Laws.  Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term will abrogate or limit Seller’s or Buyer’s respective indemnity and hold harmless obligations under Sections 16.1 and 16.4.
“Environmental Laws” means all applicable Laws concerning or relating to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment or health or safety, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such Laws may be amended from time to time.
“East LA Field” means the “Properties” (as such term is used in the East LA PSA) acquired by Matrix pursuant to the East LA PSA.  For the avoidance of doubt, the term

“Properties” as used in this Agreement shall, for all purposes hereunder, have the meaning (and only the meaning) set forth in Section 2.1 hereof.
“East LA PSA” means that certain Purchase and Sale Agreement dated as of July 1, 2015 by and among California Resource Production Corporation, SoCal Holding, LLC, and Matrix.
“Final Purchase Price” means the Purchase Price determined in accordance with Section 14.2.
“Good and Defensible Title” means:
(a)          with respect to those certain Properties described on either Exhibit A or Exhibit B, title that, subject to and except for Permitted Encumbrances,:
(i)          is free and clear of all Encumbrances;
(ii)          would entitle Buyer to receive at the Closing not less than that number of net fee mineral acres set forth on Exhibit A;
(iii)          would entitle Buyer to receive at the Closing not less than the Net Revenue Interest set forth in Exhibit B in all Hydrocarbons produced or to be produced from the Properties described in Exhibit A without reduction at any time during the productive life thereof; and
(iv)          would not obligate Buyer after the Closing to bear more than the Working Interest set forth in Exhibit B in the Properties described in Exhibit A without increase thereof at any time during the productive life or abandonment of such Properties unless there is a corresponding proportionate increase in the applicable Net Revenue Interest.
(b)          with respect to all other Properties located within the boundaries of Exhibit A-1 and not described on either Exhibit A or Exhibit B, title that meets the conditions set forth in each of subsections (i)-(iv) immediately above.
“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to United States federal, state, local, or municipal governments, foreign, international, multinational, or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official, or other regulatory, administrative, or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.
“Hydrocarbons” means crude oil, gas, natural gas liquids, condensate, casinghead gas, and other liquid or gaseous hydrocarbons (or any combination or constituents thereof), produced and severed from, or allocable to, the Oil and Gas Properties.
“Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Oil and Gas Properties.

“Inventory Hydrocarbons” means, as of the Effective Date, the merchantable Hydrocarbons produced from the Oil and Gas Properties that are then in pipelines, tanks, or vessels above the pipeline sales connection.
“Joint Operating Agreements” means the Joint Operating Agreements for the Sansinena Field and for the East LA Field each dated as of April 1, 2016 by and between Seller and Matrix Oil Corporation (the operator of the Properties), as amended.
“Laws” means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, agreements, decrees, writs, orders, judgments, principles of common law, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued, or enacted by a Governmental Authority having jurisdiction.
“Material Adverse Change” means a material adverse change in the financial condition, business or operations of Seller with respect to the Purchased Interests; provided, however, that that “Material Adverse Change” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules; or (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement.
“Matrix” means Matrix Oil Management Corporation, a California corporation.
"Matrix JAA" means that certain Joint Acquisition Agreement among Matrix and Seller dated as of May 22, 2016.
“Net Reduction of Interest” means, as to each Property, or as to all Properties taken as a whole, (a) a reduction of Seller’s Net Revenue Interest described in Exhibit A at any time during the productive life thereof, below the Net Revenue Interest set forth in Exhibit B, as the case may be, or (b) an increase in Seller’s Working Interest described in Exhibit B at any time during the productive life or abandonment thereof, to more than the Working Interest set forth in Exhibit B unless there is a corresponding proportionate increase in the Net Revenue Interest.
“Net Revenue Interest” means Seller’s interest in and to all production of Hydrocarbons produced, saved, and sold from any Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of, such production, in each case only to the extent that such burdens are of record on the Effective Date.
“NORM” means naturally occurring radioactive material.
“Oil and Gas Properties” means the Leases, Lands, Units, Fee Interests, Surface Interests, and Wells.

“Operative Documents” means, with regard to a Party, those documents listed or referred to in Section 12.2 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party.
“Party” means either Buyer or Seller, as the case may be, and “Parties” means both of them.
“Permitted Encumbrances” means:
(a)          Royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens that are of record on the Effective Date, if the cumulative effect of such burdens does not operate as a Net Reduction of Interest or materially interfere, or will after the Closing materially interfere, with the operation or use of any of the Purchased Interests as currently used or operated;
(b)          Division orders, those contracts related to the sale of Hydrocarbons that are terminable without penalty upon no more than thirty (30) days notice by Buyer to the counterparty(ies) of such contracts, and those Contracts set forth on Schedule 7.7;
(c)          Preferential rights to purchase the Purchased Interests or any of them (or other rights to purchase the Purchased Interests or any of them), and all required third party consents to assignment that either have been obtained prior to Closing or are customarily obtained post-Closing;
(d)          Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, assessment and other similar liens or charges arising in the ordinary course of business for obligations (i) that are not delinquent or (ii) that if delinquent, are being contested in good faith and for which Seller retains all responsibility and for which Seller indemnifies Buyer against same;
(e)          Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations that do not individually or in the aggregate materially interfere, or would reasonably be expected after the Closing to materially interfere, with the use and operation of the Properties or any of them with respect to the purpose for which any such Property is currently used;
(f)          The terms and conditions of all Leases and Contracts (except for any terms or provisions thereof that are not usual and customary for agreements of such nature covering Hydrocarbon properties and operations similar to the Purchased Interests and current operation thereof); provided, however, that the effect of any such item does not and will not operate as a Net Reduction of Interest or materially interfere, or would reasonably be expected after the Closing to materially interfere, with the operation or use of any of the Purchased Interests as currently used or operated;
(g)          All Imbalances and other defects and irregularities affecting the Purchased Interests which individually or in the aggregate do not interfere materially, or will after the Closing materially interfere, with the ownership, operation, value, or use of any of Property, and which do not and will not operate as a Net Reduction of Interest or materially interfere, or would reasonably be expected after the Closing to materially interfere, with the operation or use of the Purchased Interests or any of them as currently used or operated;
(h)          The Term ORRI; or
(i)          All other liens, charges, obligations (including contract obligations), defects, and encumbrances of record with respect to the Purchased Interests on April 1, 2016.
“Person” means any individual, corporation (including a non-profit corporation), company, general or limited partnership, limited liability company, joint stock company, joint venture, business, estate, trust, association, incorporated or unincorporated organization, club, syndicate, firm, labor union, or other legal entity or Governmental Authority.
“Preliminary Purchase Price” means the Purchase Price determined in accordance with Section 14.1.
“Property Taxes” means all federal, state or local Taxes, assessments, levies, or other charges, which are imposed upon the Purchased Interests, including ad valorem, property, documentary, or stamp, as well as any interest, penalties, and fines assessed or due in respect of any such Taxes, whether disputed or not.
“Records” means the originals (if available or otherwise Seller’s copies) of all books and records, files, data, correspondence, studies, surveys, reports, Hydrocarbon sales contract files, gas processing files, geologic, geophysical and seismic data (excluding any interpretative data), and other data (in each case in written and, if available, electronic format) and relating to the ownership or operation of the Purchased Interests, including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, customer lists, supplier lists, sales materials, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, third-party licenses, accounting and financial records, operational records, reserve estimates and economic estimates; production and processing records, division order, lease, land maps, land and right-of-way files, accounting files, tax records (other than income tax), and contract files, in the possession of or reasonably attainable by Seller.
“Sansinena Field” means the “Properties” (as such term is used in the Sansinena PSA) acquired by Matrix pursuant to the Sansinena PSA.
“Sansinena PSA” means that certain Purchase and Sale Agreement dated January 29, 2016 by and between California Resource Production Corporation and Matrix.
“Seller Group” means Seller and its Affiliates and its and their respective employees, officers, directors, managers, partners, owners, agents, consultants, and representatives.
“Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Cary Meadow after reasonable inquiry.
“Severance Taxes” means all federal, state, or local Taxes, assessments, levies, or other charges, which are imposed upon production from the Purchased Interests, including excise taxes on production, severance or gross production, as well as any interest, penalties, and fines assessed or due in respect of any such Taxes, whether disputed or not.
“Taxes” means any and all taxes, levies, or other like assessments, including but not limited to income tax, franchise tax, profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the Code), customs duty, stamp tax or duty, capital stock tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.
“Title Defect Value” means with respect to a given Property the amount by which the Allocated Value of such Property has been reduced by a Title Defect.
“Working Interest” means the interest in and to a Property that is burdened with the obligation to bear and pay the costs and expenses associated with the exploration, drilling, development, operation, and abandonment of such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by or payable out of the production of Hydrocarbons therefrom.
ARTICLE 2

 SALE AND PURCHASE OF THE PURCHASED INTERESTS; EXCLUDED ASSETS
2.1          Sale and Purchase of the Purchased Interests.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey, and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, in each case at the Closing on the Closing Date, 100% of all of Seller’s right, title, and interest in, to, and under the following, in each case free and clear of all Encumbrances other than Permitted Encumbrances, except for the Excluded Assets and Seller’s Retained Liabilities:
(i)          All fee interests in and to the surface of the Lands and in and to the Hydrocarbons and other minerals thereunder, including all right, title, and interest thereto under grant deeds, mineral deeds, conveyances, assignments, or other forms of transfer, all as described on Exhibit A (the “Fee Interests”);
(ii)          All Hydrocarbon and mineral leases, including any renewals, ratifications, extensions, or amendments of any of same, and the surface and subsurface leasehold estates created thereby and subleases, described in Exhibit A (the “Leases”), and all of the lands described by the Leases (“Lands”) and enclosed within the boundary of Exhibit A‑1, together with corresponding surface and subsurface interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized or communitized acreage by virtue of the Fee Interests or Lands being a part thereof (“Units”); all production from the Units allocable to any such Fee Interests or Lands; and all, without limitation, reversionary interests, rights, or obligations, carried interests, options, convertible interests, and net profits interests attributable to the Oil and Gas Properties or any of them, together with all rights that arise by operation of Law or otherwise in all properties and lands unitized, communitized, or pooled with the Fee Interests, Leases, Lands, or Units;
(iii)          All surface fee interests, easements, rights-of-way, surface and subsurface pass-through rights, servitudes, licenses, authorizations, permits, and similar surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Oil and Gas Properties or the other Purchased Interests (the “Surface Interests”);
(iv)          All producing, non-producing, shut-in, and other well bores, including Hydrocarbon wells, disposal wells, injection wells, observations wells, co-op wells, and water wells located on the Lands or Units attributable to the Oil and Gas Properties, including the wells described in Exhibit B and the pro-ration units associated therewith (the “Wells”);
(v)          All pipelines, including the 6” inch pipeline from the Sansinena Field to Crimson’s Stewart Station (“6 Inch Pipeline”) and all gas connection pipelines to Southern California Gas Company, all tanks and other facilities located at Crimson’s Stewart Station, plants, gathering and processing systems, platforms, buildings (including Seller’s office building located in the vicinity of West Road and Las Palomas Road, La Habra Heights), compressors, machinery, tools, utility lines, all computer and automation equipment used in connection with to the Oil and Gas Properties or any of them, equipment, fixtures, and improvements and other appurtenances, on or to, the Oil and Gas Properties, insofar as they are used or were obtained in connection with the ownership, operation, maintenance, or repair of the Oil and Gas Properties or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Oil and Gas Properties or attributable thereto (the “Facilities”);
(vi)          All rights to produce, and rights in and to production of, all Hydrocarbons (including proceeds from the sale of such Hydrocarbons, including Inventory Hydrocarbons) (a) produced after the Effective Date or allocable to the Oil and Gas Properties or any of them on and after the Effective Date, or (b) located as of the Effective Date in pipelines or in tanks above the sales meter or upstream of the pipeline sales connection;
(vii)         In each case only to the extent identified in the first sentence of Section 7.7 or in Schedule 7.7 referenced therein, all farmout and farmin agreements, operating agreements, production sales and purchase contracts, processing contracts, gathering contracts, transportation contracts, equipment rental contracts, saltwater disposal agreements, surface leases or agreements, subsurface leases, division and transfer orders, areas of mutual interest, balancing contracts, and all other instruments covering or affecting any or all of the Purchased Interests, but excluding all swaps, derivatives, or other hedge contracts, and Debt Instruments (the “Contracts”);
(viii)        All unitization, communitization and pooling declarations, orders, and agreements to the extent they relate to the Oil and Gas Properties or any of them or the production of Hydrocarbons therefrom;

(ix)          To the extent assignable, all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including city, county or state permits, operation and maintenance permits, conditional use permits related specifically to any one or more of the Purchased Interests), licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Purchased Interests (the “Permits”);
(x)           Copies of all Records;
(xi)          All royalties, overriding royalties, sliding scale royalties, shut-in royalties, rights to royalties in kind, net profits interests, reversionary interests, or, without limitation, any other interest of any nature in or to the Hydrocarbons or production thereof (other than Working Interests) from the Oil and Gas Properties or any of them, all as set forth on Exhibit B;
(xii)          To the extent assignable, all rights to indemnities (except with respect to the Excluded Assets and Seller’s Retained Liabilities) and releases from third parties relating to the Oil and Gas Properties and Facilities;
(xiii)         All vehicles owned by Seller or used or held for use by Seller in connection with the Oil and Gas Properties and the production of Hydrocarbons therefrom, a list of which is set forth on Schedule 2.1;
(xiv)        All other assets, vehicles, and properties of Seller used or held for use by Seller primarily in connection with the Oil and Gas Properties and the production, treating, processing, and transportation of Hydrocarbons from the Oil and Gas Properties;
(xv)         Credits or the right to create credits or other rights relating to future emissions reductions which credits or rights may be banked, sold, traded, or transferred, or applied to offset current or future emissions;
(xvi)        All Imbalances owed to Seller by a third party as of the Effective Date;
(xvii)       All deposits made by Seller and held by third parties as of the Effective Date (the “Seller Deposits”) with respect to ownership and operation of the Properties, as set forth in Schedule 3.2.4;
(xviii)      To the extent assignable or transferable, all warranties in favor of Seller, whether of record or otherwise, made by any predecessor in interest of or to the Purchased Interests or any of them;
(xix)         All of Seller’s real and personal properties, rights, titles, and interests located within the map boundary set forth on Exhibit A-1 and not included in Exhibit A or B; and
(xx)          To the extent assignable or transferable, all other right, title, and interest of Seller in, to, or under, as the case may be, any of the foregoing.

Except for the Excluded Assets, all of the real and personal properties, rights, titles, and interests described in Sections 2.1(i) through (xx), subject to the limitations and terms expressly set forth herein and in Exhibits A, A-1 and B, are referred to herein as the “Properties.” The Properties, and all of Seller’s right, title, and interest in, to, and under the Properties and each of them, shall be referred to herein as the “Purchased Interests.”
2.2          Seller’s Excluded Assets and Retained Liabilities.  Seller (i) excludes from this transaction all items, properties, assets, and matters listed on Exhibit C (the “Excluded Assets”), and (ii) retains all liabilities and obligations for all of Seller’s Retained Liabilities (as such term is defined in Section 16.1).
ARTICLE 3

 PURCHASE PRICE
3.1          Consideration; Deposit.  The total consideration for the Purchased Interests will be (i) Fifteen Million Dollars ($15,000,000.00), subject to any applicable adjustments as hereinafter provided, and (ii) Seller’s (and/or its Affiliates’) receipt of the Term ORRI immediately prior to Closing ((i) and (ii), the “Purchase Price”); provided, however, any adjustments to the Purchase Price as provided for in this Agreement will only be made against the consideration described in subsection (i) of this Section 3.1.
3.2          Increases in Purchase Price.  In accordance with Article 14, the Purchase Price will be increased by the following amounts (without duplication):
3.2.1          the amount of any costs and expenses, accounts payable, and other disbursements, including Property Taxes or Severance Taxes, that are paid by Seller at any time prior to the Effective Date that are fairly attributable to the Purchased Interests for the period of time on or after the Effective Time, including any capital expenditures or any other payments or expenses under either Joint Operating Agreement, including in connection with recompletions, pipe construction costs (including with respect to reinforced thermoplastic pipe), drill outs, redrills, or similar activity undertaken on any of the Wells;
3.2.2          the value of the following items, less any applicable Severance Taxes and royalties which are the obligation of Buyer pursuant to this Agreement:
(i)          all Inventory Hydrocarbons, which shall have a value equal to the contract price in effect on the Effective Date, or if no contract is in effect, the actual sales price paid for the Inventory Hydrocarbons;
(ii)          all Imbalances owed to Seller by a third party as of the Effective Date;
3.2.3          the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Buyer, including proceeds from the sale of Hydrocarbons (excluding the Inventory Hydrocarbons), that are fairly attributable to the Purchased Interests for the period of time prior to the Effective Date;

3.2.4          the Seller Deposits, as set forth in Schedule 3.2.4; and
3.2.5          the amount of all other upward adjustments to the Purchase Price provided for in this Agreement, if any.
3.3          Decreases in Purchase Price.  In accordance with Article 14, the Purchase Price will be decreased by the following amounts (without duplication):
3.3.1          an amount equal to all costs and expenses, accounts payable, and other disbursements, including Property Taxes or Severance Taxes, that are unpaid as of the Closing Date and fairly attributable to the Purchased Interests for the period of time prior to the Effective Date;
3.3.2          the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Seller, including proceeds from the sale of Hydrocarbons, net of all applicable Property Taxes, Severance Taxes, and royalties paid by Seller, that are fairly attributable to the Purchased Interests for the period of time on or after the Effective Date;
3.3.3          the amount, if any, of Title Defect Values and Remediation Values (as defined below), as provided for in Sections 4.2 and 6.3, which have been removed from sale pursuant to this Agreement and not sold to Buyer at the Closing;
3.3.4          the amount, if any, of Casualty Losses pursuant to Section 9.4;
3.3.5          the Allocated Value of all Purchased Interests subject to preferential or other rights to purchase, or required consents from third parties pursuant to Article 5 or Schedule 7.3, which have been removed from sale pursuant to this Agreement and not sold to Buyer at the Closing;
3.3.6          the Allocated Value of any Purchased Interests other than those expressly referenced in this Section 3.3 that have been removed and not sold to Buyer at the Closing;
3.3.7          all royalties, overriding royalties, sliding scale royalties, shut-in royalties, rights to royalties in kind, or other interests in or to production of Hydrocarbons of any nature that, as of the Closing Date, have not been paid by Seller, including amounts being held in suspense by Seller as set forth on Schedule 7.10, for which Buyer assumes responsibility to pay same after the Closing; and
3.3.8          all Imbalances owed by Seller to a third party as of the Effective Time, for which Buyer assumes responsibility to pay same after the Closing.

ARTICLE 4

 TITLE MATTERS
4.1          Title Defect Notice.  Buyer will provide Seller with written notice (a “Title Defect Notice”) at or before 5:00 p.m. (Los Angeles, CA time) on the business day that is on or before fifteen (15) days prior to the later of the Closing Date or the Extended Closing Date, as the case may be (unless such date is a Saturday or Sunday, in which case Buyer shall have until the next week day on which federal banks are open in Los Angeles to deliver such notice) (“Defect Notification Deadline”), of any fact that Buyer determines in good faith renders Seller’s title to any Property less than Good and Defensible Title (a “Title Defect”); provided, however, that, in the event it is deemed that Buyer would be entitled to receive at the Closing less than the number of net fee mineral acres as set forth on Exhibit A, Exhibit A shall be amended to reflect such lower number of net fee mineral acres.  Each Title Defect Notice must include, in reasonable detail, to the extent applicable, a description of (i) the Property with respect to which the claimed Title Defect(s) relates, (ii) the nature of such claimed Title Defect(s), and (iii) Buyer’s calculation of the value of each claimed Title Defect.
4.2          Determination of Title Defects and Title Defect Values.  Within eight (8) business days after Seller’s receipt of a Title Defect Notice, Seller will notify Buyer as to whether Seller agrees with the Title Defects claimed therein and/or the values proposed for such Title Defects.  If Seller does not agree with any such claimed Title Defect and/or any such proposed value, then the Parties will promptly enter into good faith negotiations and will attempt to agree on such matters.  The value agreed by the Parties with respect to a Title Defect will be the Title Defect Value for such Title Defect. In the event the Parties are unable to agree to a claimed Title Defect or the value therefor, then, at Buyer’s option, the Property affected by such Title Defect may be excluded from the sale and the Purchase Price shall be reduced by the Allocated Value therefor.
ARTICLE 5

 CONSENTS
5.1          Consents to Assign.
5.1.1          Pursuant to Section 9.3, Seller (with the commercially reasonable cooperation of Buyer) shall use reasonable and prompt efforts to obtain prior to Closing all consents from third parties required to consummate the transactions contemplated hereby with respect to the Purchased Interests.
5.1.2          If a required consent set forth on Schedule 7.3 has not been obtained prior to Closing, any Property with respect to which consent is required but not obtained shall be excluded from this Agreement, and the Purchase Price shall be adjusted by the Allocated Value of such excluded Property. Buyer remains obligated to purchase from Seller the remainder of the Purchased Interests that are not subject to such unattained required consents.

ARTICLE 6

 ENVIRONMENTAL MATTERS
6.1          Presence of Wastes, NORM, Hazardous Substances and Asbestos.  BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON.  ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES, OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES.  A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF.  SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING, AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES, AND OTHER MATERIALS FROM THE PROPERTIES OR ANY OF THEM.
6.2          Notice of Environmental Condition Defects.  Buyer will have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties.  Buyer will provide Seller with written notice (an “Environmental Condition Defect Notice”) on or before the Defect Notification Deadline of any Environmental Condition Defect that Buyer identifies in good faith.  Each Environmental Condition Defect Notice must include, in reasonable detail, a description of (a) the Property with respect to which such Environmental Condition Defect(s) is claimed, (b) to the extent then known by Seller, the nature of such claimed Environmental Condition Defect(s) and (c) to the extent then known by Seller, Buyer’s proposed calculation of the cost to remediate such claimed Environmental Condition Defect(s).
6.3          Determination of Environmental Condition Defects and Remediation Values.  Within eight (8) business days after Seller’s receipt of an Environmental Condition Defect Notice, Seller shall notify Buyer as to whether Seller agrees with the Environmental Condition Defect claimed therein and/or Buyer’s proposed cost for remediation of such Environmental Condition Defect.  If Seller does not agree with any such claimed Environmental Condition Defect and/or any such proposed cost to remediate such Environmental Condition Defect(s), then the Parties will promptly enter into good faith negotiations and will attempt to agree on such matters.  The value agreed by the Parties with respect to an Environmental Condition Defect will be the “Remediation Value” for such Environmental Condition Defect.  If the Parties cannot agree on such matters, then Buyer may exclude the asset affected by the Environmental Condition Defect and reduce the Purchase Price by the Allocated Value of the Purchased Interests affected by such Environmental Condition Defect.

ARTICLE 7

 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that each of the statements made in this Article 7 is true and correct as of the Effective Date and will be true and correct as of the Closing Date. Notwithstanding anything contained to the contrary in this Agreement, each of the representations and warranties made by Seller contained in Sections 7.3, 7.6-7.13, and Section 7.18 shall be to the Knowledge of Seller.
7.1          Organization; Authority; Enforceability.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.  Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party, and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes (and the Operative Documents to which it is a party, when executed and delivered at Closing, will constitute) a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.
7.2          No Conflict.  Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it, will not (a) conflict with or result in a violation of or a default under (with or without notice or lapse of time or both) (i) any provisions of the certificate of incorporation or bylaws of Seller; (ii) any provision of any Laws applicable to Seller, (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer); (iii) any material agreement of Seller, or any Debt Instrument to which Seller is a party or by which Seller is bound; (iv) any order, judgment or decree of any Governmental Authority; or (b) create any Encumbrance upon one or more of the Purchased Interests other than a Permitted Encumbrance.
7.3          Consents and Preferential Rights.  Except as set forth on Schedule 7.3, which is a complete and accurate list, in each case required under or in connection with the transfer of the Oil and Gas Properties or any of them, the Contracts, or any other Purchased Interest, (i) there are no preferential rights to purchase, options to purchase, rights to purchase, or area of mutual interest agreements affecting the Purchased Interests or any of them, including any third party rights of refusal or offer, and (ii) there are no required consents to assign or confidentiality agreements affecting the Purchased Interests or any of them.  All required consents to assign affecting the Purchased Interests and held by third parties have been secured by Seller, or will have been secured by Seller (with the commercially reasonable cooperation of Buyer) prior to Closing, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.  There are no consents required to assign the 6 Inch Pipeline to Buyer or any preferential rights or options or other agreements to purchase same.

7.4          Compliance with Laws.  Neither Seller nor any of its Affiliates has violated, and Seller and such Affiliates are in compliance with, all applicable Laws, including Environmental Laws, with respect to the ownership and, if operated by Seller or its Affiliates, operation of the Purchased Interests, except where such violation or noncompliance could not reasonably be expected to result in a liability, cost, expense, or loss of Five Hundred Thousand Dollars  ($500,000.00) or more. Seller has not received any written notice of a violation of or default by it or its Affiliates with respect to any Law, including any Environmental Law, or any decision, ruling, order, or award of any Governmental Authority or arbitrator applicable to any Property. To Seller’s Knowledge, the operator of the Properties has not entered into, nor to Seller’s Knowledge are the Purchased Interests or any of them subject to, any agreements, consents, orders, decrees, judgments, or other similar directives of Governmental Authorities based on any breaches or violations of Environmental Laws that could affect the future use of any of the Purchased Interests or that require any material change in the present conditions of any of the Purchased Interests. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will materially violate any agreements, consents, orders, decrees, judgments, or license or permit conditions with respect to any Environmental Law, or require the consent or approval of any Governmental Authority or agency charged with enforcing any Environmental Law.
7.5          Litigation and Claims.  Schedule 7.5 sets forth all suits, actions, claims, or other proceedings now pending and, to the Knowledge of Seller threatened, before any court or Governmental Authority in connection with the Purchased Interests or any of them. Except as identified on Schedule 7.5, there are no suits, actions, claims, or other proceedings now pending or, to the Knowledge of Seller threatened, before any court or Governmental Authority that might result in the impairment or loss of any of Seller’s right, title, or interest in and to the Purchased Interests or any of them. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or Governmental Authority outstanding against Seller that would interfere with the operation of any of the Purchased Interests, affect the value of any of the Purchased Interests, impair Seller’s ability to enter into this Agreement or consummate the transactions hereunder contemplated, or hinder or impede the operation or maintenance of any of the Purchased Interests. Except as identified on Schedule 7.5, Seller has not received notice of any violation of any statute, law, ordinance, regulation, permit, rule, or order of any federal, state, tribal, or local government or any other governmental department or agency, or any judgment, decree, or order of any court, applicable to the Purchased Interests or any of them that remains uncured.
7.6          Governmental Permits.  Seller or its predecessor has obtained, and Seller is in compliance with, all Permits of Governmental Authorities required to own or use and, if operated by Seller or its respective Affiliates, operate the Properties; all such Permits are in full force and effect and may be assigned to Buyer; and no violations exist under such Permits.  No proceeding is pending or threatened relating to the challenging, revocation, or limitation of any such Permits.
7.7          Contracts.  Other than the Joint Operating Agreements, the Leases, Units, and the Contracts set forth on Schedule 7.7, there are no material agreements and contracts of Seller and its Affiliates with respect to the ownership or operation of the Properties.  For purposes hereof, a material agreement or contract shall include farmout and farmin agreements, operating agreements, production sales and purchase contracts, processing contracts, gathering contracts, transportation contracts, equipment rental contracts, saltwater disposal agreements, surface leases or agreements, subsurface leases, division and transfer orders, areas of mutual interest, balancing contracts, and all other instruments which would obligate Seller to expend on behalf of the Properties an amount of One Hundred Thousand Dollars ($100,000), whether in a single payment or in any year; provided, however, that material agreements and contracts shall not include (i) any organizational documents of Seller, (ii) hedging agreements, or (iii) any other agreements or contracts which Buyer is not assuming as a whole or any obligations thereunder. The Contracts do not include any area of mutual interests obligations or non-competition restrictions or other similar restrictions on doing business. Except as disclosed in Schedule 7.7, Seller is not, nor is any other party, in breach or default under, or learned of the occurrence of any event that with notice or the passage of time would constitute a breach or default under, any of the Contracts or Purchased Interests.  Each of the Contracts are in full force and effect (except where any failure to be in full force and effect would not materially interfere with or prevent operations as currently conducted on the Property or Properties related thereto) and have not been modified or amended in any material respect.  For the avoidance of doubt, Buyer is not assuming from Seller all or any portion of the Matrix JAA, or all or any portion of any duty or obligation of Seller under the Matrix JAA, and the Matrix JAA is not intended to be, nor shall be deemed to be, a “Contract,” as such term is defined in this Agreement.
7.8          No Encumbrances.  Other than the Permitted Encumbrances, there are no Encumbrances burdening the Purchased Interests or any of them.
7.9          Take-or-Pay, Calls on Production, and Bonus Payments.  Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on a Property pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to a Property set forth on Exhibit B.  Other than the Permitted Encumbrances, no third party has (i) any calls on production, options to purchase production, or other similar rights with respect to the Properties; or (ii) any right, retained, springing or otherwise, to production, cash bonus payments, or profits or other rights in the Properties including rights retained by prior owners at the time of the sale of the Properties to Seller to receive production, cash bonus payments, or profits from the Properties if the price of oil exceeds a threshold amount.
7.10          Payment of Royalties; Suspense Funds.  All delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties, and all other payments due with respect to the Properties (other than royalties held in suspense in good faith by Seller for which Seller retains all liability), which are payable by or due from Seller have been properly and correctly paid, and, if payable by third parties, have been properly and correctly paid. The suspended funds held by Seller and owed to third parties for royalties with respect to the Properties are set forth on Schedule 7.10.
7.11          Imbalances.  Schedule 7.11 sets forth all Imbalances existing as of the date or dates reflected thereon.

7.12          Current Commitments.  Schedule 7.12 contains a true, complete, and accurate list of all authorizations for expenditures for all drilling operations applicable to the Purchased Interests in excess of One Hundred Thousand Dollars ($100,000) or for capital expenditures to such Purchased Interests in excess of One Hundred Thousand Dollars ($100,000) that have been proposed by any Person to Seller or its Affiliates for any period after the Effective Date or have not been completed on or prior to the Effective Time.
7.13          Taxes.  All Property Taxes, Severance Taxes, or other Taxes that are due have been timely paid or are being contested in good faith and for which Seller retains all liability therefor. All Tax returns, reports, statements, and similar filings required by applicable Law with respect to the Purchased Interests due on or prior to the Closing Date have been timely filed or will be timely filed (taking into account any applicable extensions).  There are no extensions or waivers of any statute of limitations with respect to such Taxes or Tax liens burdening the Purchased Interests except for liens for current Taxes not yet due and payable.  Except as provided in Schedule 7.13, none of the Purchased Interests are subject to tax partnership reporting requirements under applicable provisions of the Code.  There are no tax partnerships affecting the Purchased Interests, aside from the ownership of the Purchased Interests by Seller.
7.14          Status of Seller.  Seller is not a “foreign person” within the meaning of Code Section 1445 and will furnish Buyer with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit E.
7.15          Finder’s Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer will have any responsibility whatsoever.
7.17.          Bankruptcy.  There are no bankruptcy, reorganization, or insolvency proceedings pending, being contemplated by, or, to the Knowledge of Seller, threatened against Seller.
7.18          Unrecorded Documents.  There exists no unrecorded document or agreement that would result in the impairment, loss, or diminishment of, without limitation, (i) Seller’s title to the Purchased Assets or any of them, (ii) the value of the Purchased Assets or any of them, (iii) the Net Revenue Interest, (iv) the number of net mineral fee acres, or (v) operations or ownership of any of the Oil and Gas Properties or the other Purchased Interests. To Seller’s Knowledge, there exists no unrecorded document or agreement that would result in any increase in the Working Interest.
7.19          Reversionary Interests.  With respect to the Working Interest or Net Revenue Interest that is being conveyed to Buyer pursuant to this Agreement as set forth on Exhibit A and Exhibit B, except as otherwise stated on Exhibit A or Exhibit B, (i) Seller has not granted any reversionary, back-in, production payment, or any other similar right, title, or interest in, to, or under any of the Oil and Gas Properties that will survive the Closing, and (ii) to Seller’s Knowledge, there are no such reversionary, back-in, production payment, or any other similar rights or interests applicable to any of the Oil and Gas Properties.

ARTICLE 8

 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that each of the statements made in this Article 8 is true, correct, and complete as of the Effective Date and will be true and correct as of the Closing Date.
8.1          Organization; Authority; Enforceability.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of California.  Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.  This Agreement has been duly executed and delivered on behalf of Buyer and constitutes (and the Operative Documents to which it is a Party, when executed and delivered at Closing, will constitute) a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.
8.2          No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.
8.3          Consents.  Except as provided on Schedule 8.3, no consent, waiver, or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party is required by or with respect to Buyer in connection with Buyer’s execution and delivery of this Agreement or any Operative Document or Buyer’s consummation of the transactions contemplated by this Agreement.
8.4          Finder’s Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Seller will have any responsibility whatsoever.
ARTICLE 9

 COVENANTS OF THE PARTIES
9.1          Access.  Seller will use commercially reasonable efforts to give Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the Effective Date until the Closing Date during normal business hours, to the Records and the Properties. Buyer shall release, indemnify, and hold harmless Seller Group from and against any and all Claims arising from Buyer’s inspection of the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, and excluding Claims to the extent of Claims arising out of the sole negligence or willful misconduct of Seller Group or any of them).  Notwithstanding the foregoing, in no event shall Buyer be required to release, indemnify, and hold harmless Seller Group for any Claims (i) to the extent that such indemnified event or occurrence is caused by or the result of gross negligence or willful misconduct of Seller Group or any of them, and (ii) with respect to any pre-existing Environmental Defects identified by or on behalf of Buyer as a result of any physical inspection, due diligence activities, or access granted to Buyer and its authorized representatives pursuant hereto.
9.2          Conduct of Business Pending Closing.  From the Effective Date to the Closing Date, except as provided herein or in the Joint Operating Agreements, or as required by any obligation, agreement, Lease, Contract or instrument referred to on any Exhibit or Schedule to this Agreement, necessary to maintain a Lease or as otherwise consented to in writing by Buyer, Seller will (a) not act in any manner with respect to any Purchased Interest other than in the normal, usual, and customary manner consistent with prior practice; (b) not assign, convey, grant, bargain sell, alienate, hypothecate, encumber, dispose, transfer, pledge, replace, or relinquish any Purchased Interest; (c) not incur any expenditures or liabilities, contingent or otherwise, with respect to any Purchased Interest, including as to capital costs proposed to be incurred on any of same; (d) comply in all material respects with all Laws that are applicable to the Purchased Interests; (e) comply in all material respects with all Contracts; (f) pay all expenses attributable to the Purchased Interests or any of them, and pay all Taxes and assessments with respect to any of the Purchased Interests that become due and payable prior the Closing Date; (g) maintain all insurance with respect to the Purchased Interests currently in force with the same coverages and limits as are in effect at the Effective Date; (h) use commercially reasonable efforts to obtain all required consents necessary to consummate the transactions hereunder contemplated; (i) maintain its limited liability status, and use all reasonable efforts to assure that as of the Closing Date Seller will not be under any legal or contractual restriction that would prohibit or delay the timely consummation or performance of this Agreement or the transactions contemplated hereunder; (j) not create any Encumbrance on any of the Purchased Interests; and (k) not waive, compromise, or settle and Claim or claim that would affect the ownership, operation, or value of any Purchased Asset or the Net Revenue Interest of any Property. Seller will provide prompt notice to Buyer in the event that Seller receives notice or becomes aware that (i) a Hydrocarbon producing Well ceases to produce Hydrocarbons for a continuous period of ten (10) days, (ii) a Claim has been filed against the Properties or any of them, including by any Governmental Authority, (iii) any capital expenditure is proposed to be made on any of the Properties, (iv) any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue in any respect, or if Seller fails to perform or comply with any covenant or agreement contained in this Agreement in any respect, or it is reasonably anticipated by Seller that it will be unable to perform or comply with any covenant or agreement contained in this Agreement in any respect, or (v) any Schedule delivered to Buyer in connection with this Agreement becomes inaccurate, incomplete, or untruthful in any respect.
9.3          Consents and Approvals.  Seller (with the commercially reasonable cooperation of Buyer) will take all commercially reasonable steps necessary or desirable to obtain prior to Closing all consents, approvals, or actions of, to make all filings with, and to give all notices to

Governmental Authorities or any other Person, required of Seller to consummate the transactions contemplated by this Agreement.
9.4          Casualty Loss.
9.4.1          From the date of this Agreement until Closing, Seller will promptly notify Buyer of each instance of Casualty Loss to the Purchased Interests, or any part thereof, known to Seller.
9.4.2          If, after the Effective Date and prior to the Closing Date, any portion of the Purchased Interests are damaged or destroyed by fire, explosion, flood, hurricane, tornado, earthquake, acts of God, or other casualty (but excluding depreciation or equipment through ordinary wear and tear), or if any substantial portion of the Purchased Interests are taken by condemnation or the exercise of eminent domain resulting in a loss, damage, or reduction in value exceeding Seven Hundred Fifty Thousand Dollars ($750,000.00) (in either case, a “Casualty Loss”), Buyer will be entitled an adjustment to the Purchase Price based upon the Allocated Value of the Purchased Interests with respect to each Property damaged or destroyed.
9.5          Term ORRI Conveyance. From the Effective Date to the Closing Date, the Parties will use commercially reasonable efforts to negotiate (i) a form of conveyance of term overriding royalty interest based on the terms set forth on Exhibit G (the “Term ORRI,” and such conveyance, the “ORRI Conveyance”), pursuant to which, effective as of the Closing Date, Seller will convey to an Affiliate a term overriding royalty interest in and to the Hydrocarbons produced from and after the Closing Date from the Oil and Gas Properties, and (ii) an assignment and assumption agreement pursuant to which Buyer will assume Seller’s obligations and liabilities as “Grantor” under the ORRI Conveyance (the “Assignment and Assumption Agreement”).  For the avoidance of doubt, (a) the Term ORRI shall not constitute or provide the basis hereunder for (1) a Title Defect (or any other title claim whatsoever), (2) breach of any of Buyer’s representations and warranties, and/or (3) an indemnity claim against Seller, (b) Buyer will not be entitled to any portion of the Term ORRI, which from and after the Closing will be considered an Excluded Asset, and (c) notwithstanding Buyer’s assumption of the ORRI Conveyance pursuant to the Assignment and Assumption Agreement, Buyer is not assuming from Seller all or any portion of the Matrix JAA, or all or any portion of any duty or obligation of Seller under the Matrix JAA, including to the extent Seller, as “Grantor” of the Term ORRI, has any duty or obligation to Matrix in connection with or pursuant to the Term ORRI or any proceeds therefrom.
9.6          Term ORRI.  For the avoidance of doubt, except to the extent, if any, expressly set forth in the ORRI Conveyance and/or Assignment and Assumption Agreement, Buyer make no representation or warranty of any nature whatsoever, express or implied, regarding the Term ORRI, including the present or future value thereof, the amount or value of Hydrocarbons produced from the Wells, the realization of Seller’s expectations (whether known or unknown to Buyer) in connection therewith, or otherwise.  The sole obligations of Buyer with respect to the Term ORRI under this Agreement are, subject to Sections 9.5, 10.6, and 11.9 of this Agreement, to (i) negotiate the terms and conditions of (a) the ORRI Conveyance pursuant to the terms set forth in Exhibit G, and (b) the Assignment and Assumption Agreement, and (ii) once negotiated, execute and deliver the Assignment and Assumption Agreement as contemplated in Section 9.5 and as provided for in Section 12.2.5.
ARTICLE 10

 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:
10.1          Representations and Warranties.  The representations and warranties by Buyer set forth in Article 8 are true and correct in all material respects at and as of the Closing as though made at and as of the Closing (except for representations and warranties qualified by materiality, in the which case such representations and warranties shall be true and correct in all respects).
10.2          Covenants.  Buyer has performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by it at or prior to Closing.
10.3          No Litigation, Orders, or Laws.  There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.  There shall be no Laws, order (including temporary restraining order), decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.
10.4          Consents and Approvals.  All consents set forth on Schedule 8.3 have been secured by Buyer, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.
10.5          Closing Deliverables.  Buyer has executed and/or delivered those items set forth in Section 12.2 required to be executed and/or delivered by Buyer at the Closing.
10.6          ORRI Conveyance; Assignment and Assumption Agreement; Conveyance.  The Parties shall have mutually agreed to the forms of the ORRI Conveyance, the Assignment and Assumption Agreement, the Conveyance, and any documents required under Section 12.2.2.
ARTICLE 11

 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

11.1          Representations and Warranties.  The representations and warranties of Seller set forth in Article 7 are true and correct in all material respects at and as of the Closing as though made at and as of the Closing (except for representations and warranties qualified by materiality, in the which case such representations and warranties shall be true and correct in all respects).
11.2          Covenants.  Seller has performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by it at or prior to Closing.
11.3          No Litigation, Orders, or Laws.  There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.  There shall be no Laws, order (including temporary restraining order), decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.
11.4          Release of Encumbrances.  All Encumbrances burdening the Purchased Interests shall have been fully and unconditionally released at or before Closing by Seller or any of its Affiliates, as the case may be, and Seller shall have provided evidence of such releases in form and substance reasonably satisfactory to Buyer and Buyer’s counsel at or before Closing.
11.5          Consents and Approvals.  All consents to assign affecting the Purchased Interests and held by third parties, as set forth in Schedule 7.3, have been secured by Seller, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.
11.6          Preferential Rights.  All preferential purchase rights applicable to the Purchased Interests or any of them (or other rights to acquire the Purchased Interests or any of them), as set forth on Schedule 7.3, will have either been exercised (and affected Purchased Interests excluded from the Closing consistent with the terms of Article 5) or waived, or the time to elect to exercise such preferential or other purchase rights has elapsed.
11.7          No Material Adverse Change. There has been no Material Adverse Change.
11.8          Closing Deliverables.  Seller has executed and/or delivered those items set forth in Section 12.2 required to be executed and/or delivered by Seller at the Closing.
11.9          ORRI Conveyance; Assignment and Assumption Agreement; Conveyance. The Parties shall have mutually agreed to the forms of the ORRI Conveyance, the Assignment and Assumption Agreement, the Conveyance, and any documents to be delivered pursuant to Section 12.2.2.

ARTICLE 12

 CLOSING
12.1          The Closing.  The closing of the purchase and sale of the Purchased Interests pursuant to this Agreement (“Closing”) will be held at Seller’s offices at 1900 Avenue of the Stars, 7th Floor, Los Angeles, CA, 90067 or such other location, on such date or in such other manner (including delivery of documents by electronic means), as may be mutually agreed by the Parties on or before December 29, 2017 (the “Closing Date”) unless the Closing Date is extended by Buyer in accordance with Section 13.1.5. in which case the Closing Date shall be the Extended Closing Date.
12.2          Closing Deliveries.  At Closing the following events will occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and the Parties will treat each event as if it occurred simultaneously with the other events:
12.2.1          Seller will execute and deliver to Buyer, and Buyer will execute and receive, one or more Assignment, Assumption, and Bills of Sale conveying the Purchased Interests to Buyer (the “Conveyance”);
12.2.2          To the extent not otherwise provided for in any Conveyance, or at the request of Buyer, Seller will execute and deliver to Buyer, in appropriate form for recordation, in form and substance to be mutually agreed to by the Parties, one or more deeds conveying in fee simple all surface real estate, all improvements on all such surface real estate (including the “buildings” referenced in Section 2.1(v) hereof “located in the vicinity of West Road and Las Palomas Road, La Habra Heights”), and all fee minerals underlying such surface real estate;
12.2.3          Buyer and Seller will each execute and deliver to the other that certain First Amendment to Joint Acquisition Agreement (the “Amended JAA”) in substantially the form attached hereto as Exhibit D; provided, however, in the event that the transactions contemplated by and set forth in that certain Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016 by and among Royale, Royale Energy Holdings, Inc., Royale Merger Sub, Inc., Matrix Merger Sub, Inc., and Matrix (the “Merger”) have not been consummated as of the Closing, the Amended JAA will not be delivered at the Closing (and such non-delivery shall not be deemed a breach of this Agreement or any term, condition, or covenant contained herein, nor provide a basis for either Party to terminate this Agreement); provided, further, however, if, and at such time as, the Merger has been consummated, the Parties will execute and deliver to one another the Amended JAA as provided for in Section 15.3;
12.2.4          Buyer will deliver via wire transfer to an account specified by Seller, in immediately available funds, the Preliminary Purchase Price;
12.2.5          Buyer and Seller will each execute and deliver to the other a copy of the Assignment and Assumption Agreement;
12.2.6          Seller will execute and deliver to Buyer any applicable governmental transfer form required by the Governmental Authority with jurisdiction over the Purchased

Interests and the administrative change of operator of such Purchased Interests from Seller or its Affiliate to such Buyer or its Affiliate;
12.2.7          Seller will execute and deliver a non-foreign tax affidavit in substantially the form set forth in Exhibit E and Form W9 (Request for Taxpayer Identification Number and Certification);
12.2.8          Seller will execute and deliver California Form 593-C, California Real Estate Withholding Certificate, certifying an exemption from withholding in substantially the form set forth in Exhibit F, to the extent permitted under law;
12.2.9          Seller will deliver to Buyer a copy of all third party consents as contemplated in Section 11.5;
12.2.10          Buyer will deliver to Seller a certificate, dated as of the Closing Date, and executed by an officer of Buyer that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled.
12.2.11          Seller will deliver to Buyer a certificate, dated as of the Closing Date, and executed by an officer of Seller that the conditions set forth in Sections 11.1 and 11.2 have been fulfilled.
12.2.12          Seller will execute and deliver to Buyer any other instruments and agreements (including ratification or joinder instruments required to transfer the Purchased Interests from Seller to Buyer) as are necessary or appropriate to comply with Seller’s obligations under this Agreement.
12.2.13          Buyer and Seller will each execute and deliver to the other a copy of the Preliminary Settlement Statement.
12.2.14          Seller and Buyer, as applicable, will execute and deliver all other instruments, documents and other items reasonable necessary to effectuate the terms of this Agreement and consummate the transactions therein described.
ARTICLE 13

 TERMINATION AND REMEDIES
13.1          Termination.  This Agreement may be terminated prior to Closing as provided below.
13.1.1          The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.
13.1.2          Buyer may terminate this Agreement by delivery of written notice to Seller at any time on or prior to the Closing Date if Seller has breached any representation, warranty, or covenant in this Agreement in any material respect and Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

13.1.3          Buyer may terminate this Agreement if the aggregate amount of all Allocated Values of the Purchased Interests that Buyer has elected to exclude from sale under this Agreement pursuant to Sections 4.2 or 6.3 equals or exceeds twenty percent (20%) of the total amount of all Allocated Values of the Purchased Interests.
13.1.4          Seller may terminate this Agreement at any time on or prior to the Closing Date if Buyer has breached any representation, warranty or covenant in this Agreement in any material respect and Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.
13.1.5          Either Party may terminate this Agreement if the Closing has not occurred by 5 p.m. Los Angeles time on the Closing Date; provided, however, that no Party may terminate this Agreement pursuant to this Section 13.1.5 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Closing Date; and provided, further, that Buyer may extend the Closing Date to January 15, 2018 (such date, if the Closing Date is extended, the “Extended Closing Date”) by paying to Seller a non-refundable one-time payment of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Extension Payment”) by no later than 5 p.m. Los Angeles, CA time on the Closing Date.  For the avoidance of doubt, the Extension Payment (i) may be paid any time prior to 5 p.m. Los Angeles, CA time on the Closing Date, and (ii) shall not be applied to, or credited against, the Purchase Price in the event the Closing occurs.
13.1.6          Either Party may terminate this Agreement if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree, or judgment of any Governmental Authority enjoining, restraining, prohibiting, or awarding substantial damages in connection with the consummation of the transactions contemplated by this Agreement.
13.1.7          Seller may terminate this Agreement if the conditions set forth in Article 10 of this Agreement have not been performed by Buyer, met, or waived by Seller at or prior to the Closing.
13.1.8          Buyer may terminate this Agreement if the conditions set forth in Article 11 of this Agreement have not been performed by Seller, met, or waived by Buyer at or prior to the Closing.
13.1.9          This Agreement is subject to and contingent on Buyer obtaining the requisite financing necessary to conclude the transactions set forth herein.  The terms and conditions of such financing, and the decision of Buyer to accept any financing, shall be in accordance with Buyer’s sole discretion and determination.  Buyer shall have until the later of the Closing Date or the Extended Closing Date (if applicable), to secure such financing; provided, however, the failure of Buyer to obtain financing acceptable to it and consummate the transactions contemplated by this Agreement shall not be, nor deemed to be, a breach of this Agreement or any of its provisions.
13.2          Effect of Termination.  Each Party’s right to terminate this Agreement under Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise.  If this Agreement is terminated pursuant to Section 13.1, (i) all unfulfilled obligations of the Parties under this Agreement will terminate, and (ii) this Section 13.2 and Article 18 will survive such termination.
ARTICLE 14

 ACCOUNTING MATTERS
14.1          Preliminary Settlement Statement.  Seller will prepare, in accordance with this Agreement, a settlement statement (“Preliminary Settlement Statement”), and deliver a copy to Buyer no later than fifteen (15) days prior to the Closing Date, setting forth each adjustment to the Purchase Price it anticipates to be appropriate as of the Closing Date necessary to determine the Preliminary Purchase Price and showing the calculation of such adjustments in accordance with Article 3.  Buyer will have ten (10) days after receipt of the Preliminary Settlement Statement to review such statement and to provide written notice to Seller of Buyer’s objection to any item on the statement. Buyer’s notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the Preliminary Purchase Price to be paid at the Closing no later than two (2) business days prior to Closing. If the Parties do not agree by that date, Seller’s good faith estimate shall be used to determine the adjustments to the Purchase Price. If Buyer does not provide written objection(s) within the ten day (10) period, the Parties will treat the Preliminary Settlement Statement as correct for purposes of determining the Preliminary Purchase Price.
14.2          Final Settlement Statement.
14.2.1          Determination of Final Purchase Price.  After the Closing, Buyer will prepare, in accordance with this Agreement, a settlement statement (“Final Settlement Statement”), and deliver a copy to Seller no later than one hundred twenty (120) days after the Closing Date, setting forth its determination of each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments in accordance with Article 3.  Seller will have sixty (60) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Buyer of Seller’s objection to any item on the statement.  Seller’s notice will dearly identify the item(s) objected to and the reasons and support for the objection(s).  If Seller does not provide written objection(s) within such sixty-day (60) period, the Parties will treat the Final Settlement Statement as correct and the Final Purchase Price will not be subject to further adjustment.  If Seller provides written objection(s) within such sixty-day (60) period, the Parties will treat the Final Settlement Statement as correct with respect to the items not objected to, and Buyer and Seller will meet to negotiate and resolve the objections within fifteen (15) days of Buyer’s receipt of Seller’s objections.  If the Parties agree on all objections, the Parties will treat the adjusted Final Settlement Statement as correct and the Final Purchase Price will not be subject to further adjustment.  Any items not agreed to at the end of the fifteen-day (15) period may, upon either Party’s written request, be resolved by arbitration in accordance with Section 14.2.2.
14.2.2          Arbitration.  To the extent the Parties do not agree upon the Final Settlement Statement, the Parties will promptly submit the dispute to a nationally recognized public accounting firm or any other mutually agreeable third-party accountant, which will act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement.  Such arbitrator will act for the limited purpose of determining the specific disputed matters submitted by either Party, and may not award damages or penalties to either Party with respect to any other matter.  The arbitrator’s decision will be final and binding on the Parties. Any court of competent jurisdiction may enforce the arbitrator’s decision.  The Parties will bear the costs and expenses of such arbitrator fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
14.2.3          Payment of Final Purchase Price.  If the Final Purchase Price is more than the Preliminary Purchase Price, Buyer will pay such difference to Seller via wire transfer to an account specified by Seller, in immediately available funds, within five (5) days after the Final Settlement Statement has been agreed by the Parties or decided by arbitration, as applicable. If the Final Purchase Price is less than the Preliminary Purchase Price, Seller will pay such difference to Buyer via wire transfer to an account specified by Buyer, in immediately available funds, within five (5) days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.
14.3          Post-Closing Revenues and Expenses.  Except as expressly provided otherwise in this Agreement and except to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, Buyer shall (i) pay to Seller any and all amounts received after the Closing Date by Buyer that are fairly attributable to the ownership of the Purchased Interests prior to the Effective Date, and (ii) reimburse Seller for any and all costs and expenses paid after the Closing Date by Seller that are attributable to the ownership of the Purchased Interests on or after the Effective Date.  Except as expressly provided otherwise in this Agreement and except to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, Seller shall (i) pay to Buyer any and all amounts received after the Closing Date by Seller that are attributable to the ownership of the Purchased Interests on or after the Effective Date, and (ii) reimburse Buyer for any and all costs and expenses paid after the Closing Date by Buyer that are fairly attributable to the ownership of the Purchased Interests prior to the Effective Date.  Any amounts required to be paid by one Party to the other Party under this Section 14.3 shall be paid as soon as reasonably practicable.
ARTICLE 15

 CERTAIN POST-CLOSING COVENANTS
15.1          Further Assurances.  After the Closing, the Parties will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out its obligations under this Agreement and under any exhibit, document, certificate, or other instrument delivered pursuant hereto or thereto.
15.2          Delivery of Records by Seller.  Within twenty (20) business days after Closing, Seller will deliver to Buyer the originals or copies, as applicable, of all Records.

15.3          Execution and Delivery of the Amended JAA.  If, and at such time as, the Merger has been consummated, the Parties will execute and deliver to one another the Amended JAA within ten (10) business days after such consummation.
ARTICLE 16

 INDEMNIFICATION
16.1          Seller’s Indemnity.  After Closing, Seller will release, defend, indemnify, and hold harmless (including attorneys’ fees and costs) Buyer Group and each of them, subject to and in accordance with this Article 16, from and against any and all Claims brought against or suffered by Buyer Group arising from, relating to, or connected with, directly or indirectly, any of the following:
16.1.1          any inaccuracy in or breach of any representation or warranty of Seller contained in, or made in connection with, this Agreement or any document delivered in connection with this Agreement, or any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document delivered in connection with this Agreement;
16.1.2          the ownership or operation of the Purchased Interests, or any part thereof, to the extent attributable to the period of time prior to the Closing Date;
16.1.3          any personal injury (including death), property damage, fines, penalties, or injunctions, to the extent related to the ownership or operation of the Purchased Interests and arising from events occurring prior to the Closing Date;
16.1.4          any offsite disposal, prior to the Closing Date, of hazardous substances, hazardous materials or hazardous waste arising from the operation or use of the Purchased Interests;
16.1.5          (a)          the payment of, or failure to pay, any Property Taxes, Severance Taxes, or other Taxes allocable to the period prior to the Closing Date, (b) the proper payment or accounting for royalties or other lease burdens related to production of Hydrocarbons from the Purchased Interests prior to the Closing Date, and (c) disputes related to the proper billing or payment of joint interest billing accounts related to ownership or operation of the Purchased Interests prior to the Closing Date;
16.1.6          any swap, derivative, hedge, or similar contracts or Debt Instruments of Seller or any Affiliate relating to the Purchased Interests;
16.1.7          any suit, action, proceeding, lawsuit, or other litigation or administrative action, whether or not set forth on Schedule 7.5, whether pending as of the Closing Date or asserted thereafter, against Seller relating to the Purchased Interests or any of them for any period prior to the Closing Date;
16.1.8          ownership, operation, or use of the Excluded Assets;

16.1.9          any Imbalances not otherwise accounted for in the Preliminary Settlement Statement or the Final Settlement Statement;
16.1.10          any negligence or willful misconduct of Seller or its Affiliates, to the extent related to the ownership or operation of the Purchased Interests and arising, directly or indirectly, from events occurring prior to the Closing Date; and
16.1.11          commissions, finder’s fees, or other remuneration due to any agent, broker, or finder claiming by, through, or under Seller with respect to the transactions contemplated by this Agreement.
The matters for which Seller (i) retains all liability and obligations as contemplated in Section 2.2, and (ii) has the obligation to indemnify and hold harmless Buyer Group (to the extent of such obligation as provided for in Section 16.2), are described in subsections 16.1.1 through 16.1.11 of this Section 16.1, are collectively referred to in this Agreement as “Seller’s Retained Liabilities.”
16.2          Limitations on Seller’s Indemnity.  Seller shall have no obligation to indemnify Buyer Group for any Claims arising pursuant to Sections 16.1.1 or 16.1.2 with respect to any Claims which Buyer has not delivered written notice thereof to Seller within 18 months after the Closing Date. With respect to Seller’s indemnification obligations under Sections 16.1.1 and 16.1.2, Seller shall have no obligation to indemnify Buyer Group unless and until (i) the amount of such Claim exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), and (ii) the aggregate amount of all individual Claims that exceed Two Hundred Fifty Thousand Dollars ($250,000.00) exceeds Seven Hundred Fifty Thousand Dollars ($750,000.00) (and in the case of clause (ii) only for such excess amount).  Seller’s aggregate indemnification liability under Sections 16.1.1 and 16.1.2 shall be limited to an amount equal to ten percent (10%) of the Purchase Price; provided, however, for the avoidance of doubt, Seller’s indemnification obligations to Buyer shall, in connection with the matters described or contemplated in any of subsections 16.1.3 through 16.1.11 of Section 16.1, (a) not be capped as to the Purchase Price or in any other manner limited, nor (b) subject to the 18 month survival period described above in this Section 16.2.
16.3          Survival of Seller’s Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall survive Closing for the period set forth in Section 16.2, and shall be actionable during such period (but not thereafter, excluding claims made in good faith prior to the end of such period) in accordance with this Article 16.
16.4          Buyer’s Indemnity.  Except to the extent of Seller’s Retained Liabilities, after Closing, Buyer will release, defend, indemnify, and hold harmless Seller Group, subject to and in accordance with this Article 16, from and against any and all Claims brought against or suffered by Seller Group arising from, relating to, or connected with, directly or indirectly, the ownership or operation of the Purchased Interests arising after the Effective Time.
16.5          Limitations of Warranties.  Except as otherwise set forth in this Agreement and  in the Conveyance, the Purchased Interests or any of them are being sold by Seller to Buyer without warranty of any kind, express, implied, or statutory.  Without limiting the generality of the immediately preceding sentence but subject to it, and except as set forth in this Agreement and in the Conveyance, Seller conveys the Purchased Interests as-is, where-is, and with all faults, and expressly disclaims and negate any implied or express warranty of (a) merchantability, (b) fitness for a particular purpose, (c) conformity to models or samples of materials and (d) freedom from redhibitory vices or defects.  Except as otherwise set forth in this Agreement, Seller also expressly disclaims and negates any implied or express warranty at common law, by statute, or otherwise relating to the accuracy of any of the Information furnished with respect to the existence or extent of reserves or the value of the Purchased Interests based thereon or the condition or state of repair of any of the Purchased Interests.
ARTICLE 17

 TAXATION
17.1          Responsible Party.  All Taxes attributable to the ownership or operation of the Properties prior to the Effective Time are the Seller’s responsibility and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Seller.  All Taxes attributable to the ownership or operation of the Purchased Interests on or after the Effective Time are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Buyer.  Property Taxes whether or not based on production shall be prorated based on a percentage of the assessment period occurring before the Effective Time.  Property Taxes based on production (other than Severance Taxes) shall be deemed by the Parties to apply to production in the Tax period for which the Tax is levied.  The Parties shall estimate Taxes attributable to the ownership or operation of the Purchased Interests to the extent they relate to the period on and after the Effective Time and prior to Closing and incorporate such estimate into the Preliminary Settlement Statement.  The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.
17.2          Transfer Taxes.  Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement.  Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a “Transfer Tax”). If a determination is ever made that a Transfer Tax applies, Seller and Buyer will each bear fifty percent (50%) of such Transfer Tax.
17.3          Tax-Deferred Exchange Option. Either Party may elect to effect a tax-deferred exchange under Code Section 1031 (a “Tax Deferred Exchange”) for all or part of the Purchased Interests by delivering a written notice to the other Party five (5) days prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements, or instruments to effect the exchange; provided, however, that the other Party incurs no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Seller and Buyer may assign any of their respective rights and delegate performance of any of their respective duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, further, however, that the Electing Party will remain responsible to the other Party for the full and prompt performance of its respective delegated duties. The Electing Party will indemnify and hold other Party harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this Section 17.3 pursuant to the request of the Electing Party.
17.4          Allocation of Values.  Seller and Buyer agree that the transaction under this Agreement is not subject to the reporting requirement of Section 1060 of the Code and that, therefore, IRS Form 8594 (Asset Acquisition Statement Under Section 1060) is not required to be and will not be filed for this transaction.  In the event that the Seller and Buyer mutually agree that a filing of Form 8594 is required, Seller and Buyer will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.  In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.
ARTICLE 18

 MISCELLANEOUS
18.1          Notice.  All notices required or permitted under this Agreement must be in writing and delivered personally or by certified mail, postage prepaid and return receipt requested or by electronic mail as follows:
If to Seller: Sunny Frog Oil LLC 1223 Wilshire Boulevard Suite #1050 Santa Monica, CA 90403 Attention: Cary Meadow Electronic Mail: cary@channelinv.com	If to Buyer: Royale Energy, Inc. 1870 Cordell Court Suite 210 El Cajon, CA 92020 Attention: Stephen Hosmer Electronic Mail: hosmer@royl.com with a copy (which shall not constitute notice) to:

Jeffer Mangels Butler & Mitchell LLP
1900 Avenue of the Stars
Los Angeles, CA 90067
Attention: David B. Stern, Esq.
    Robert M. Steinberg, Esq.
Electronic Mail:
DBS@JMBM.com
RS@JMBM.com
with a copy (which shall not constitute notice) to: Strasburger & Price, LLP 720 Brazos Street, Suite 700 Austin, Texas 78701 Attention: Lee Polson, Esq. Electronic Mail: lee.polson@strasburger.com or to such other place within the United States of America as either Party may designate as to itself by written notice to the other.  All notices will be effective upon receipt.

18.2          Governing Law.  This Agreement, the obligations of the Parties under this Agreement, and all other matters arising out of or relating to this Agreement and the transactions it contemplates, will be governed by and construed in accordance with the Laws of the State of California, without giving effect to any conflicts of law principles that would cause the laws of another jurisdiction to apply.  Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Los Angeles County of the State of California and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding.
18.3          Assignment; No Third Party Beneficiaries.  Neither Party may assign this Agreement or its rights under this Agreement or delegate any performance obligations under this Agreement without the other Party’s written consent, which will not be unreasonably withheld, conditioned, or delayed; provided, however, Buyer may, without the prior written consent of Seller, (i) assign this Agreement in whole or in part to one or more Affiliates of Buyer, and (ii) assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates, and such lender or lenders may exercise all of the rights and remedies of Buyer hereunder, provided that in each or either case of (i) and (ii), no such assignment will release or discharge Buyer from any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties hereto and their permitted successors and assigns.  Nothing contained in this Agreement entitles anyone other than Buyer or Seller or their respective permitted successors and assigns to any rights or remedies under this Agreement.
18.4          Entire Agreement; Amendments.  This Agreement, together with the Exhibits and Schedules hereto, and the certificates, documents, instruments, and writings that are delivered pursuant hereto, constitute the entire, complete, and exclusive agreement and understanding of the Parties in respect of the subject matter hereof and thereof, and expressly supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, with respect thereto.  No amendment or modification of any provision of this Agreement will be valid unless the same is in writing and signed by Buyer and Seller.
18.5          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement.  The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
18.6          Counterparts.  This Agreement may be executed and delivered (including delivery by electronic means such as email or facsimile) in two or more counterparts, each of which the Parties will treat as an original but all of which together will constitute one and the same instrument.

18.7          Expenses and Fees.  Each Party will pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.  Excluding the provisions of Section 17.2, Buyer will be responsible for all fees for the recording of transfer documents.
18.8          Limitation on Damages.  Notwithstanding any term or provision of this Agreement to the contrary, in no event will either Party to this Agreement be liable to the other Party for any consequential, indirect, special, exemplary, punitive, or similar damages arising out of or relating to this Agreement, except to the extent any such Party was required to pay such damages to a third party in connection with a Claim, in which event such damages shall be recoverable hereunder.
18.9          Specific Performance.  Seller agrees that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement are not performed by Seller in accordance with the terms hereof and that Buyer shall be entitled to specific performance of the terms hereof, in addition to, and notwithstanding, any other remedy at law or equity available to Buyer.
Signature Page to Follow

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
SELLER: SUNNY FROG OIL LLC By: Name: Title:

BUYER: ROYALE ENERGY, INC. By: Name: Title:

Signature Page to Purchase and Sale Agreement